UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2024

June 6, 2024

RE: Response to ISS’s 2024 Proxy Paper and Glass Lewis’s 2024 Proxy Paper

Dear Stockholders:

Monolithic Power Systems, Inc. (the “Company,” “MPS,” “we,” “us,” or “our”) has received and reviewed ISS’s Proxy Paper dated May 24, 2024 and Glass Lewis’s Proxy Paper dated May 24, 2024 (the “2024 Reports”), regarding the proposals included in our definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2024 (the “Proxy Statement”). In the 2024 Reports, each of ISS and Glass Lewis recommended a vote “for” Proposal Four – Stockholder Proposal to Elect Each Director Annually (“Proposal 4”).

We believe the recommendations regarding Proposal 4 in the 2024 Reports only take into consideration the potential short-term interests of stockholders. Focusing on short-term interests may be appropriate for many companies, but not MPS.

MPS is different.

Where many companies look to maximize stock price in the short-term, MPS takes a long-term view of its business, operations and maximization of stockholder value. Strategically, MPS seeks to understand where its market opportunities will be in five to seven years and makes deliberate resource allocations that it believes will benefit the long-term interests of MPS and its stockholders. In some instances, this may result in near-term financial performance that is viewed negatively by the investing public. Over a longer time horizon, MPS’s approach has created substantial stockholder value as evidenced by the 1,900% increase in MPS’s stock price between December 31, 2013 and December 31, 2023.

MPS’s history of taking a long-term approach started with its inception in 1997 when its founder and current Chairman, President and Chief Executive Officer, Michael Hsing, started the Company with the idea that an entire system could be fit on a single chip. There was initially no specific product application; just an idea to maximize process technology and analog power management. With a successful design, MPS believed the technology could be adapted to any number of applications, even if they weren’t immediately apparent in the market. This “technology first” approach paid off and MPS’s leadership in backlighting notebook computer screens gave the Company a significant worldwide market share while transforming the size, weight and energy efficiency of laptop computers to what you see in the market today.

Continuing with MPS’s intense long-term focus on research and development (“R&D”), MPS continues to innovate faster than its competition and take leadership positions in a number of key markets. MPS was the first company to commercialize power management solutions in high profile markets such as cloud-based artificial intelligence and automotive driver assistance systems. These advancements revolutionized industry standards and established MPS as a market leader. By focusing on sustaining long-term R&D investments, possibly at the expense of short-term performance, MPS has made its products indispensable to its customers and to the consumers who use those products in their everyday lives. MPS’s aggressive investment in R&D has created enabling technology to support its customers’ critical innovations on next generation products and in entirely new markets.

In 2020, MPS successfully deployed this long-term approach by deliberately and proactively increasing product inventory despite the depressed macroeconomic environment for the semiconductor industry.  While initially viewed unfavorably by the market, this aggressive inventory management strategy was successful. In the period following the introduction of post-COVID stimulus programs, many semiconductor companies faced challenges in securing adequate product supply in the face of a sudden increase in customer demand.  MPS’s proactive inventory management positioned the Company to maximize its market opportunity and gain share while growing revenue at a three-year, compound annual growth rate in excess of 40% from 2019 through 2022.  Not coincidentally, MPS’s stock price increased from $178.02 at the end of 2019 to $757.61 on June 5, 2024.

MPS’s classified board structure supports and enhances MPS’s long-term approach to its business and creating stockholder value. Electing directors to three-year terms, rather than one-year terms (as ISS and Glass Lewis advocate), encourages directors to make decisions in the long-term best interest of MPS and its stockholders.  As compared to companies where directors have one-year terms, MPS’s directors are not making decisions with a view to their upcoming annual election. Similarly, MPS’s directors are less subject to outside pressure from certain investors and special interest groups with short-term interests that have the potential to influence the election of directors.

MPS’s classified board structure is also a key factor in attracting qualified director candidates, which are vital to the long-term success of MPS’s business and operations. Three-year director terms ensure that directors are able to develop substantial knowledge about MPS’s complex business and operations, which enables them to make long-term strategic decisions that are in the best interests of MPS and its stockholders. We believe that qualified director candidates are attracted to companies with three-year terms as there is an increased likelihood that they will have sufficient time to immerse themselves in the Company’s business and operations and execute long-term initiatives.

While single-year terms for directors may be appropriate for many companies, they are not appropriate for MPS.  Both ISS and Glass Lewis fail to take into account MPS’s successful long-term approach to its business and operations, which has driven the growth in MPS’s business and stockholder returns since its inception.

Our Board of Directors unanimously recommends that the stockholders vote “against” Proposal 4 - Stockholder Proposal to Elect Each Director Annually.

Sincerely,

Saria Tseng

Executive Vice President, Strategic Corporate Development, General Counsel and Secretary